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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 1, 2005

FISCHER IMAGING CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-19386	36-2756787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 North Grant Street Denver, Colorado		80241
(Address of Principal Executive Offices)		(Zip Code)

(303) 452-6800
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

  Indemnification Agreement

        On June 1, 2005, the Board of Directors of Fischer Imaging Corporation (the "Company") authorized the Company to enter into an Indemnification Agreement, effective as of May 13, 2004, with Charlotte Petersen, a member of the Board of Directors. The Indemnification Agreement provides, among other things, that the Company will indemnify Ms. Petersen to the fullest extent permitted by law against any and all losses, claims, damages, expenses and liabilities arising out of her services as a director of the Company. The Indemnification Agreement is the same as the indemnification agreements entered into with the Company's other current directors, pursuant to the Company policy to enter into indemnification agreements with each of its directors. A copy of the Company's standard indemnification agreement has been previously filed with the Securities and Exchange Commission in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

  Employment Agreement

        The information included below under Item 5.02(c) of this form 8-K is hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

  (c)
  Officer Appointment

        On June 1, 2005, Steven L. Durnil, age 38, was appointed as the Chief Operating Officer of the Company. Mr. Durnil has served the Company as Vice President—Manufacturing/ Supply Chain since July 2004. Prior to joining the Company, Mr. Durnil served as a Senior Manager for Hitachi Business Consulting, a high-tech industry supply chain management company, for six years. Mr. Durnil also served as an operations and general manager for various industrial and automotive companies prior to Hitachi Business Consulting.

        The Company and Mr. Durnil have entered into an oral agreement with respect to Mr. Durnil's compensation pursuant to which Mr. Durnil will receive a base salary of $150,000. The remaining terms of Mr. Durnil's employment have yet to be determined, and such terms will be disclosed by amendment to this Form 8-K when they are available.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISCHER IMAGING CORPORATION
Date: June 7, 2005	By:	/s/ DAVID KIRWAN David Kirwan Senior Vice President and Chief Financial Officer

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  Item 1.01 Entry into a Material Definitive Agreement
  Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers